Code of Ethics and Conduct
	VERSION: 03	DATE: 12/27/2023	PAGE: 1 of 21
TITLE:	Code of Ethics and Conduct

Summary

1 INTRODUCTION	2
2 MISSION, VISION AND VALUES	3
3 APPLICABILITY	3
4 WORKING ENVIRONMENT	4
5 SUPPLIERS	6
6 STUDENTS	7
7 GENERAL PUBLIC	8
8 SOCIETY	8
9 COMPETITION	10
10 GIFTS AND ENTERTAINMENT	11
11 INFORMATION CONFIDENTIALITY	11
12 COMPANY ASSETS AND SHAREHOLDERS	13
13 CONFLICT OF INTERESTS	16
14 ETHICS CHANNEL	17
15 INTERNAL ETHICS AND CONDUCT COMMISSION	18
16 DISCIPLINARY MEASURES	18
17 INTERACTIONS WITH PUBLIC AGENTS	19
18 ADDITIONAL GUIDELINES	21
19 ETHICS CHANNEL	21
20 UPDATE	21

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1	INTRODUCTION

This Code of Ethics and Conduct (the “Code”) was validated by the Audit, Risks and Ethics Committee and approved by our Chief Executive Officer (the “CEO”) and the Board of Directors and summarizes the standards that are to guide our actions. Although it covers a wide range of business practices and procedures, these standards are unable to cover, and therefore do not cover, all issues that may arise or all situations in which ethical decisions must be made. However, they do establish the guiding principles that represent the policies of Afya Educacional, its subsidiaries and/or investees (collectively, "Afya" or "Company") and establish the conditions for working at the Company.

In May 2020, Afya adhered to the UN Global Compact, which provides guidelines for the promotion of sustainable development and citizenship, through committed and innovative corporate leaderships. By adhering to the 10 principles of the Global Compact, related to human rights, protection of the environment, working conditions and anti-corruption, Afya is committed to supporting it, making these principles an integral part of its strategy, culture and daily operations.

Afya guarantees the complete fulfillment of this institutional commitment by carrying out initiatives related to environmental and social issues, with particular attention to the following issues: a) environmental policies; b) social policies related to child labor, forced or compulsory labor, all forms of exploitation of children and adolescents, health and safety at work, freedom of association and collective bargaining, non-discrimination, disciplinary procedures, working hours, and compensation; c) relations with suppliers in the purchase process; d) customer relations.

We must strive to promote a culture of honesty and responsibility. Our commitment to the highest level of ethical conduct must be reflected in all of the Company's business activities, including, but not limited to, relationships with employees, customers, suppliers, competitors, government, the public and our shareholders. All of our employees, officers and directors must behave in accordance with the content and spirit of this Code and seek to avoid even an appearance of inappropriate behavior. Even well-intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved.

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One of our Company's most valuable assets is our reputation of integrity, professionalism and fairness. We must all acknowledge that our actions are the basis of our reputation and complying with this Code and the applicable legislation is imperative.

This Code also applies to all third parties who have a business relationship with Afya, including suppliers, consultants and other service providers.

2	MISSION, VISION AND VALUES

i.    Our mission: Provide a hub that integrates education and digital solutions for the medical journey, enhancing the training, updating, assertiveness and productivity of healthcare professionals.

ii.    Our purpose: Transforming health together with those whose vocation is Medicine.

iii.    Our values:

•	People are the best of us;
•	Trust connects us;
•	Diversity makes us stronger;
•	Restlessness moves us;
•	Excellence throughout the journey;
•	Results build the future.

Our Mission, Purpose and Values are extremely important and any conduct or act that goes against it is subject to the application of one of the penalties provided for in this Code of Ethics and Conduct.

3	APPLICABILITY

This Code is a duty to be observed and fulfilled by the governing bodies, management, the employees (teaching staff and administrative personnel), the executives of all companies pertaining to the Afya Group, as well as by the third parties, business partners and suppliers/service providers that have commercial and business relations with companies from the Group (“Recipients”).

Thus, Afya Group promotes and disseminates the knowledge of this Code among the Recipients, making it available to everyone and providing to employees (teachers and administrative personnel), management and executives, mandatory training for the correct understanding of the

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principles and values. Accordingly, it is the responsibility of all Recipients to be aware of and comply with all the principles, values and guidelines included in this Code. The leadership of the Afya Group companies, in turn, shall support the dissemination of the terms of this Code and the completion of the training program by their employees.

Recipients must, whenever requested, adhere to it, confirming in writing or electronically that they comply and shall continue to fully comply with the terms of this Code, as provided for in the internal activities of the companies of the Afya Group.

4	WORKING ENVIRONMENT

We strive for a welcoming, egalitarian and meritocratic environment. Our employees are our most important assets. Therefore, in order for them to perform at their best, we are committed to providing them with a free, safe and inclusive working environment. Each of you is part of this team and everyone is welcome. Afya does not tolerate any form of violation of human rights, such as child, forced and slave labor, disrespect, discrimination, moral and sexual harassment, intimidation, aggression, exploitation or prejudice due to race, color, religion, political affiliation, nationality, gender, sexual orientation, age or physical condition.

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Diversity: We want all our employees to feel welcomed by our organization. We believe in the diversity of stories, races, beliefs, sexual orientations, ages, genders, regions and cultures. Each one brings in their experience some unique knowledge that can be applied at work. It is the ability to interact with differences for the sake of productive results. Professionals from different backgrounds have different opinions on each theme. This expands the Company's worldview, making it more competitive in the market. We promote an environment that welcomes diversity and ensures that promotion and hiring decisions shall never be influenced by issues of gender, color, race, religion, sexual orientation, sexual identity, political orientation, age, nationality or special needs. Diversity is the basis of our identity and we truly believe that the best place to work is one where everyone has an active voice, with no distinctions, and we support issues of gender, color, race, religion, sexual orientation, sexual identity, political guidelines, age, nationality or special needs. Afya does not tolerate any practice that restricts, humiliates or otherwise violates the dignity or opinion or belief or color or gender or race or sexual or political orientation or age or nationality or special needs of its employees or third parties or students or service providers.

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Moral and sexual harassment: We encourage a work environment in which cordiality is the rule and everyone is treated with respect. In no context is the use of rude or offensive words acceptable. Moral harassment occurs when an employee is subjected to constant humiliation, even if veiled or perceived only by him/her, which diminishes his/her self-esteem. It is not allowed to display behaviors that in any way harm an employee's dignity or reputation, to make unkind jokes about an employee, or criticize an employee's work without justification. Sexual harassment occurs when a person in a higher position uses that position to obtain sexual favors. This can happen in an open or secretive manner, through jokes and malicious comments. We remind you that sexual harassment is a crime, subject to penalties based on applicable law. If you are experiencing any type of moral or sexual harassment, or suspect that one of your colleagues is involved in this type of behavior, refer the incident to our Ethics Channel (the means of referral can be found in item 14 of this Code).

Health and safety: Work safety is a legal obligation. However, both the health of our employees and the maintenance of a safe environment depend on the cooperation of everyone. Internal health and safety rules and regulations must be followed. Safety equipment must always be used with appropriate supervision. Therefore, always check that your colleagues, suppliers and any others are acting in accordance with occupational health and safety regulations. This is a responsibility for all of us. Afya's policies are also aimed at ensuring the safety and health of our employees, students and suppliers in our units, our offices and during business trips. Work in degrading manners or outside health and safety standards is not allowed under any circumstances.

Privacy: Afya respects the privacy of its employees and guarantees that their records and information shall be treated confidentially and shall only be accessed by employees who really need to see them for specified purposes.

The personal information of our employees and students cannot be provided to third parties for any reason. If you receive a request for personal information in the form of a court order or in accordance with an administrative proceeding, contact the Legal Department before sharing that information.

Please also note that all data generated by our employees is the exclusive property of Afya.

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Use of alcohol, illegal substances or medication that affect the ability to work: People are our greatest strength. Therefore, we must always be in the best possible condition to provide quality services. Accordingly, the use of any substances that may impair your ability to work is prohibited. Being under the influence of alcohol or drugs is strictly prohibited on our premises or anywhere else when working as an Afya representative, in any position.

We encourage employees who are dependent on alcohol, illegal substances or medications to notify a representative of the People and Management department.

If you use any medication that may impair your ability to work, notify your manager or the Ethics Channel (see section 14), and they shall help you find the best solution to your problem. Failure to notify our Ethics Channel (item 14) puts us all at risk Transparency is the best course of action.

Possession of weapons: Afya seeks the safety and well-being of its employees and does not allow the possession of weapons on its premises.

If you suspect that one of your colleagues has one, refer the incident to our Ethics Channel (item 14).

5	SUPPLIERS

All relationships with suppliers and other Afya partners must be conducted with objective criteria and in accordance with our best commercial interests. Employees may not seek in any way to obtain personal advantage for themselves or for others in negotiations with suppliers. You must immediately report any potential conflict of interest (cases of conflict of interest outlined in the Related Party Relationship Policy) to your manager or to our Ethics Channel (see item 14).

Employees must base their supplier decisions on a combination of quality, price, conditions offered, business needs and reputation, and must comply with existing procedures applicable to those suppliers. It is strictly forbidden to accept benefits of any kind, except in the circumstances set forth in section 10 of this Code.

Afya employees must contract suppliers who respect our principles and values.

If the employee is aware that a supplier has worked for someone with whom you, your spouse or a relative has some type of family relationship or bond, you must notify the Compliance Area immediately. The Compliance Area shall judge what needs to be done if it finds that there is a

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real conflict of interest.

It is important to emphasize that all the provisions of this Code are applicable to suppliers and that their contracts may be terminated if they are not fulfilled.

The Company periodically monitors its relationships with suppliers and other partners, including any payments made to them. The Company also periodically reviews the legal and regulatory status of these parties.

6	STUDENTS

Afya, together with its employees and teachers, is at the service of all our students. Our primary purpose is to support them in their personal and professional training, aiming at their future and preparing them for the marketplace.

In view of our purpose, we undertake a responsibility to society to spare no effort to fulfill our role in the best way.

Our teaching staff and employees directly involved in the education of our students have the following obligations:

-	Seek the continuous improvement and deepening of their own knowledge and skills, for the benefit of the development of their students;
-	Seek quality in their teaching activities;
-	Guide their conduct aiming at being respectful, courteous, open to diversity, fair and focused on the development of students;
-	Seek to encourage students, through concrete projects, to work in the community around their unit;
-	Behave in an exemplary manner, respecting schedules, work plans, evaluation formats, in accordance with the pedagogical model adopted by Afya; and
-	Observe the rules that govern the performance of their profession, taking as a principle the Law of Guidelines and Bases of National Education (article 13) and the rules of this Code of Conduct.

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7	GENERAL PUBLIC

All the people we deal with, inside and outside Afya, shall be treated in a cordial, respectful and ethical manner. We believe that the way in which we interact with the diverse people we deal with reinforces our values and reputation.

8	SOCIETY

We promote partnerships with the communities in which we operate. We encourage respect for local customs and community development by hiring locally.

Through our business, we aim at developing the communities in which we operate, offering services related to health and the environment.

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i.    Child labor and slave-like labor: We are proud to have created a fair and dignified work environment. Thus, we reject the use of child labor or any form of labor analogous to slavery.

This commitment must also be observed by our suppliers, and we prefer to do business with those who participate in programs designed to eradicate these practices. We shall not work with any Company that is, or has ever been, involved in child labor or any form of work analogous to slavery.

We comply with the laws that established the Young Apprentice Program, which allows employing young people from 16 to 18 years of age, in order to contribute to the training of workers of the future.

i.        Corruption and bribery: We shall not tolerate corruption involving national or international public entities, or involving suppliers, customers or other partners. Corruption or bribery is defined as the acceptance, offer or promise of an advantage, of any nature, in exchange for an opportunity that would not otherwise exist.

Our employees must consider the practice described above as a possible act of corruption when directed at public entities or suppliers, customers, shareholders, investors, creditors, the community or other business partners. Public entities are understood to mean government controlled entities or bodies and/or that have government participation.

Any employee involved in corruption shall be subject to the sanctions described herein and the

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applicable criminal and civil penalties. Any deviations must be reported to the Ethics Channel, using the means provided in chapter 14 of this Code.

Employees cannot accept payment requests to speed up bureaucratic procedures. If there is such a request, you must refuse and report the issue using our Ethics Channel, so that appropriate measures can be taken.

In addition to the provisions of this Code, we comply with Law No. 12.846/13, known as the Brazilian Anticorruption Law, as well as the other international guidelines.

You must follow Afya's specific rules and guidelines related to negotiations with public officials, donations, gifts and sponsorships.

ii.      Combating money laundering and terrorist financing: We are committed to maintaining our reputation in the financial community, assisting in efforts to combat money laundering and terrorist financing. Money laundering is the practice of giving lawful appearance to funds that were originated by criminal activities, using various transactions to “launder" those funds.

We take measures to avoid or mitigate the possibility of our facilities, products and services being used for a purpose characterized as an act of market abuse or financial crime. Moreover, when necessary, we monitor customers, potential customers and suppliers to ensure that our products and services cannot be used to facilitate money laundering and funding of terrorist activities. If you have any questions about our internal processes and procedures to combat money laundering and terrorist financing, please refer to the Compliance Area.

iii.    Political contributions: Afya does not make donations to political parties. However, we respect the political affiliations of our employees and their individual contributions to political parties.

iv.    Donations: Donations made by Afya must have a legitimate, objective and proven social benefit. The entity that receives a donation must submit documents that prove its good standing, and these documents must be kept on file together with the evidence of the social action carried out.

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All donations from Afya to charitable causes must be expressly authorized in advance by our CEO.

No donation or act of charity from a third party may be on behalf of or for the benefit of Afya. Donations made by Afya must be recorded correctly and accurately in its administrative and accounting records.

v.      Political and community activities: We support the right of our employees to defend their own convictions and exercise their right to free association in groups that interest them. However, Afya's resources, including any material or trademark of the Company, may not, under any circumstances, be used for these activities.

The Company does not allow political demonstrations by its personnel on its premises. If you wish to apply for a political position of any kind, you must inform the Compliance Area in advance, which shall assess the situation and monitor your progress in this matter.

However, these guidelines do not prevent the Company from organizing political debates and discussions for informational and academic purposes, including for the purpose of training students.

vi.      Mergers, acquisitions and corporate restructuring: Transactions in which the Company participates, including mergers, acquisitions or corporate restructuring, shall be subject to prior due diligence to detect, among other incidents, if the parties have been involved in any irregularity or criminal activity, in addition to knowing whether these Companies have some vulnerability or weakness that would make them susceptible to irregularities or criminal activities. The procedures for assessing and analyzing transactions related to mergers, acquisitions and corporate restructuring, must follow the general guidelines set out in the internal policy of the subject.

9	COMPETITION

We believe that competition promotes the creation of an environment of constant improvement and generates more opportunities. Therefore, our competitors must be treated in accordance with the same principles established herein.

When assessing our competitors, we must always ensure that information is obtained legally,

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respecting the practices of antitrust laws and the highest ethical standards.

10	GIFTS AND ENTERTAINMENT

Receiving and offering gifts, entertainment or hospitality is a common market practice in certain circumstances, and the Company does not prohibit these activities. However, certain conditions must be met to ensure transparency in such cases. They include:

(a)	the item must not have a value greater than five hundred reais (BRL 500);

(b)    the item must be given or received in the context of promoting/stimulating educational activities of the Company;

(c)  the item must not be received more than once in the same year (January to December) from the same supplier;

(d)	the item must not be given or received as a condition for conducting a particular business;

(e)  the supplier who gives the item cannot be participating in the request for bid process at the time of negotiation or before the contract is signed; and; e

(f)  the item destined to students and/or teachers in raffles and/or academic prizes must not have a value higher, individual or aggregated by raffle and/or prize, than five thousand reais (BRL 5,000.00).

As a general rule, in any situation, no gifts, entertainment or hospitality can be accepted or provided to influence any decisions, nor should the impression be given that it is offered for that purpose. Gifts that do not meet the conditions described above must be sent to the Compliance Area for evaluation. Offering and/or receiving gifts and presents involving the government is prohibited. Employees, management, officers and third parties cannot receive money in any form, while acting as representatives of our Company in any capacity. If you have any questions or would like to report an incident, please contact the Compliance Area or report any incident using the Ethics Channel.

11	INFORMATION CONFIDENTIALITY

Afya complies with the provisions of Law No. 13.709/2018 (General Data Protection Law) and confidential information means all information relating to the Company or its respective shareholders that has been obtained and/or brought to the attention of the employee, arising from

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the performance of his/her functions, including, but not limited to: (a) any and all techniques used in conducting the Company's business; and (b) reports, inventions, projects, new products and activities, methods and processes, technologies and market secrets, business and management practices, corporate plans, our financial data, new business opportunities, accounting methods, management methods, structure of prices, salaries and costs, advertising and marketing techniques and personal information or pertaining to our personnel not accessible to the public, especially to the knowledge of the Company's competitors.

Confidential information does not include information in the public domain or that has been obtained by employees of the Company in the performance of their professional functions.

The Company handles the confidential information of our employees, students, suppliers, partners and shareholders with the greatest possible care.

All information we obtain is automatically treated as confidential. Confidential information may only be released after express and formal approval by the Chief Legal Officer.

Considering the risk inherent to the disclosure of information, information that has not yet been publicly disclosed, and to which the employee has access due to the position held by him/her or under his/her responsibility, he/she cannot transmit to third parties and/or trade securities of the Grupo Afya as long as the information remains as “confidential”, without disclosure to the market. See our Disclosure, Use of Information and Securities Trading Policy for further details.

Employees who, in the performance of their activities, have access to privileged information, which has not yet been publicly disclosed, about the Afya Group, shall not be able to transact company securities or shares or transmit privileged information to third parties, by express legal prohibition, and due to establishing a violation of internal policies.

Employees cannot use the knowledge obtained through confidential information for personal purposes or contrary to the interests of the Company.

The confidentiality obligation remains in force and effect for an indefinite period of time, even after

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the employee leaves the Company.

12	COMPANY ASSETS AND SHAREHOLDERS

The Company trusts its employees to make the best decisions aimed at the well-being of the Company and our students, adding value to our shareholders.

The good faith expected from our employees also includes providing information about the Company's operations in a precise, ethical and transparent manner.

Considering the importance of the need for good communication and the correct disclosure of information to the market, Afya observes specific internal procedures for this purpose, safeguarding the confidentiality requirements required for conducting business and equal access to information.

Afya ensures equal treatment for all categories of shareholders and aims at, within the principles and values contained in this Code, the profitability of its activities and the creation of value for its shareholders without making any distinction between them.

i.    Proper use of assets and resources: E-mail, Internet and others: Company employees must use their resources properly and with maximum efficiency.

All resources provided are for professional use only. During office hours, employees can use these resources for personal purposes, as long as they do not violate any internal rules and their productivity is not adversely affected.

It is strictly forbidden to access sites that contain pornography or that promote gambling, pedophilia, racism, discrimination, political party propaganda or terrorism and that publish defamatory or offensive material.

All information shared on the work devices provided by the Company, whether cell phones, computers, tablets or e-mail, are subject to verification and control, even when personal access passwords have been provided. The information exchanged using work devices may be verified at any time by the Company and at its sole discretion, whenever it deems this verification

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necessary. Therefore, you are hereby notified that you should have no expectation of privacy regarding information shared on your work devices.

This applies to personal mobile devices containing applications, devices and tools pertaining exclusively to the Company (e-mail, servers, systems, Internet, etc.).

ii.    Passwords: Employees shall receive passwords for access to various devices and work tools, including, among others, e-mail, Intranet, payment control systems, information about employees and students, in each case according to the job description and responsibilities.

All passwords are personal and non-transferable. Access passwords are granted confidentially and, under no circumstances may they be transferred or assigned for use by other people, whether employees, suppliers or students.

The consequences of transferring or assigning personal passwords to third parties are severe and subject to the penalties established in the Brazilian Penal Code and in the Labor Laws.

If any employee has difficulty accessing any system or needs help in any emergency situation, he or she should contact the immediate supervisor.

iii.    Social media: The Company uses social media tools to expand and improve the quality of its communications, generating greater transparency and speed of response. However, it should be underlined that only duly authorized professionals can issue opinions or respond to comments published on social media on behalf of the Company and any of its affiliates.

Unless they are authorized to do so, employees cannot speak on behalf of, or respond to comments addressed to, the Company or any of its affiliates or professionals. The Company has its own channels to handle these situations. Furthermore, we discourage discussions about the Company as part of your personal use of social media. Although business shall be conducted only through approved channels, we understand that social media is used as a source of information and as a way of communicating with friends, family and contacts in the workplace.

When using social media and identifying yourself as an employee, executive or officer of the

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Company, or mentioning the Company, for example on a Facebook page or professional networking site, remember the following:

•	Never disclose confidential information about the Company or its business, customers or suppliers;
•	Make it clear that any opinions expressed are your own and not of the Company;
•	Remember that our Equal Opportunity, Non-Discrimination and Fair Employment policy applies to social media sites;
•	Be respectful towards your colleagues and all persons associated with the Company, including customers and suppliers;
•	Communicate any social media content that discusses the Company in an inaccurate or inappropriate manner immediately to the Compliance Area;
•	Never respond to any information, including information that may be inaccurate, about the Company; and
•	Never publish documents, parts of documents, images or video or audio recordings made with Company’s properties or products, services or people of the Company or in the functions or events of the Company.

Moreover, the language you use on social media is important. All employees, when representing the Company or making publications using any element that may be linked to the name and/or image of the Company, must behave in a manner compatible with the representation of the Company and comply with the rules of this Code.

Employees are part of the teaching profession sector and therefore, they are expected to behave in an exemplary manner.

iv.    Professional Networking: Online networking on professional or industry websites, such as LinkedIn, has become an important and effective way for colleagues to keep in touch and exchange information. Employees, executives and officers must use common sense when publishing information about themselves or about the Company in any of these services.

What you publish about the Company or yourself shall reflect on all of us. When using professional networking sites, you must abide by the same standards of professionalism and integrity

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described in our code and follow the social media guidelines described above.

v.      Accuracy of records: The Company understands that most of the strategic decision- making process involves the monitoring and accuracy of its information. Therefore, employees must undertake to keep all information, accounting, or other records, duly updated and available, if access to such records is necessary.

We maintain the highest standards in all matters related to accounting, financial controls, internal reporting and taxation. All books, records and financial accounts must accurately reflect transactions and events and be in accordance with the required accounting principles and internal controls adopted by the Company. The records must not be distorted in any way to hide, disguise or change the true financial situation of the Company. All employees have a duty to record only true information, respecting internal procedures and general rules of technical behavior and good faith.

vi.    Intellectual property and confidential information: We emphasize that all material, information, conclusions and ideas produced by employees for the Company, or using material or information obtained in the performance of their duties, are the exclusive property of the Company. Each individual is responsible for treating as confidential the information he/she has access to as a result of his/her work, using it carefully. We do not allow the disclosure of this information without the express authorization of the Legal Officer of Afya. Failure to comply with the guidelines set forth herein, are susceptible to the explicit sanctions in topic 16 below.

vii.    Personal use of tools, software and internal communication channels: Afya prohibits the use of tools and software licensed and approved by the Information Technology Department for professional purposes being used for personal purposes. Responsible users and managers of access to the Company's communication channels or social media shall use the access only to carry out approved activities and on behalf of Afya.

13	CONFLICT OF INTERESTS

Our employees, executives and officers have an obligation to behave honestly and ethically and to act in the best interest of the Company. All employees, executives and officers must make efforts to avoid situations that pose a potential or real conflict between their interests and the

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interests of the Company. See our Related Party Transaction and Conflict of Interest Policy for further details.

14	ETHICS CHANNEL

The rules and procedures established in this document do not cover all situations that may arise in the day-to-day activities of the Company and our employees. Always use this Code and our principles as a general guide for making decisions.

Whenever you have doubts or testify or become aware of anything that conflicts with this Code, it is your duty report to the Ethics Channel.

You must report to the Ethics Channel, whenever you become aware of or witness any action or omission that is in disagreement with this code, and in case of failure to do so you may be considered an accomplice.

The e-mail address of the Ethics Channel is etica@afya.com.br, and you can access it through the following portal: www.contatoseguro.com.br/afya and phone number: 0800 900 9050. The Ethics Channel may be monitored by a specialized third party, as determined by the Board of Directors, at its sole discretion.

Upon receipt of the report, the investigation procedure will begin and its conclusions will be evaluated by the Internal Ethics and Conduct Commission, which will decide on the action to be adopted. Furthermore, the complaint, as appropriate, will be forwarded to the Audit, Risks and Ethics Committee and the Board of Directors for information and any possible action. The Company may choose to include those involved in the complaint on temporary leave during the investigation.

Regardless of any administrative actions taken by the Company, in the event of misconduct, the reported individual may also be held responsible according to the penalties established by applicable legislation.

The Company will guarantee the anonymity of whistleblowers, if they so wish. No form of retaliation will be tolerated against anyone who uses the Ethics Channel in good faith.

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15	INTERNAL ETHICS AND CONDUCT COMMISSION

Any reports and other communications shall be analyzed in an impartial and confidential manner by the Company's Internal Ethics and Conduct Commission.

The composition and functioning of the Internal Ethics and Conduct Commission are provided for in its internal regulations, which were approved by the Executive Management.

The Internal Ethics and Conduct Commission and the Compliance Area are the Company's internal bodies responsible for complying with and implementing the provisions of this Code.

The Compliance Area shall be responsible for the preparation and periodic training of the Company's employees in the application of the provisions of this Code. The Compliance Area has full independence and autonomy to report any incident directly to the Ethics Committee, Audit, Risks and Ethics Committee and, depending on the seriousness of the situation or if any member of the referred to Committees is involved, to the Board of Directors, including with regard to any incident allegedly involving the Chief Executive Officer (CEO), and may make recommendations to the Audit, Risks and Ethics Committee and the Board of Directors on action to be taken in this situation.

The Internal Ethics and Conduct Commission and the Compliance Area are also responsible for periodically analyzing risks in order to make any necessary adjustments to the Code.

16	DISCIPLINARY MEASURES

Any employee who violates any provision of this Code or fails to report a known violation or cooperate with the investigation of any report shall be subject to the following disciplinary sanctions:

i.	Verbal admonition;
ii.	Written warning;
iii.	Suspension;

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iv.	Dismissal without cause; or
v.	Dismissal for cause.

The application of any of the disciplinary measures listed above shall be decided by the Internal Ethics and Conduct Commission according to the seriousness of each infraction based on this Code. The imposition of one penalty is independent of any other. In other words, a person may be dismissed for cause without any previous penalty having been applied to him/her.

The application of any sanction shall be the responsibility of the Internal Ethics and Conduct Commission and shall follow the procedures provided for in the Conduct Management Procedure.

Quality of public disclosures

The Company is responsible for communicating effectively with shareholders, so that they receive complete and accurate information, in all relevant aspects, on the financial situation and profit/loss of the Company's operations. Our reports and documents filed with or submitted to the Securities and Exchange Commission (SEC) and our other public communications must include full, fair, accurate, timely and understandable disclosure.

17	INTERACTIONS WITH GOVERNMENT OFFICIALS

Afya's relations with the public administration must be solely and exclusively institutional, performed in an ethical, transparent, integral and official manner, in accordance with legislation. It is expressly forbidden to receive, offer, promise or authorize, directly or through third parties, any undue advantage of any kind, whether in cash, goods or services of value, to government officials, political parties, candidates for public office or any person with political exposure, in Brazil or abroad, in order to obtain personal benefit or for the Company.

The relationship with the government, agencies or public authorities, as well as the relationship with suppliers, customers and partners must be conducted in a transparent and honest manner, avoiding privileges of any kind.

We are committed to strict compliance with government procurement laws and regulations, as

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well as government bidding rules and contracts.

For more specific and targeted guidance on Afya procedures that involve interaction with public officials, we suggest referring to Anti-Fraud and Anti-Corruption Policy.

I.	Reporting violations to a government agency

Based on applicable law, you have the right to certain protections to cooperate with government agencies or entities and self-regulatory organizations or to report legal violations to them. Accordingly, nothing in this Code is intended to prohibit you from reporting violations, or to cooperate with a government agency or entity or self-regulatory organization, and you can do so without notifying the Company. The Company cannot retaliate for any of these activities, and nothing in this Code or other document requires you to waive any monetary reward or other payment that you may be entitled to receive from a government agency or entity or from a self- regulatory organization.

II.	Record Compliance

All of the Company's business records and communications must be clear, reliable and accurate. The Company's employees, executives and officers must avoid exaggeration,

conjectures, legal conclusions and derogatory comments or characterizations of people and Companies. This applies to communications of all types, including emails and "informal" notes or memos. Records must always be handled in accordance with the Company's record compliance rules. If an employee, executive or officer is unsure whether a document complies with these assumptions, they shall consult with the Legal Department before proceeding.

III.	Government Investigations

The Company cooperates with government agencies and authorities. Forward all requests for information to the Legal Department immediately to ensure that the Company may respond appropriately.

All information provided must be true and accurate. Never try to deceive an investigator. Never alter or destroy documents or records that are subject to an investigation.

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IV.	Disclaimers and amendments

Any waiver (including any implied waiver) of the provisions of this Code for executives or officers shall be disclosed to the Company's shareholders in its Annual Report on Form 20-F. Any waiver of this Code for other employees may only be granted by the Legal Department. Changes to this Code shall also be disclosed in the Company's Annual Report on Form 20-F.

18	ADDITIONAL GUIDELINES

The guidelines of the Afya Code of Ethics and Conduct allow us to evaluate most situations and minimize the subjectivity of interpretations about ethical and conduct principles, but they do not necessarily detail all the situations that may arise in the Company's daily activities.

Thus, in the event of any doubts or evidence of non-compliance with the precepts of this Code, it is the responsibility of internal Recipients to seek guidance and file the report through the Ethics Channel or directly to the Compliance Area before taking any decision that may compromise compliance.

The Ethics Channel is also available for suggestions for improving this Code.

19	ETHICS CHANNEL

The e-mail address of the Ethics Channel is etica@afya.com.br, and you may access it through the following portal: www.contatoseguro.com.br/afya and phone number: 0800 900 9050.

20	UPDATE

This Code of Ethics and Conduct shall be annually reviewed by the Compliance Area and by the Internal Ethics Commission, and the result of this review being forwarded to the Audit, Risks and Ethics Committee, even if there is no update to be made, for acknowledgement of the body that approves this Code.

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